Southern National Bancorp of Virginia Inc. announces net income of $2.4 million for the year ended December 31, 2017 and a net loss of ($1.2) million for the quarter ended December 31, 2017, including merger expenses and the impact of the recently enacted Tax Cuts and Jobs Act of 2017, and declares its twenty-fifth consecutive quarterly dividend

MCLEAN, Va., Jan. 26, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia Inc. (NASDAQ: SONA) ("Southern National"), and its wholly-owned subsidiary Sonabank, announced today a net loss of ($1.2) million and net income of $2.4 million for the quarter and year ended December 31, 2017, respectively. That compares to net income of $2.2 million and $10.3 million for the quarter and year ended December 31, 2016, respectively. Basic and diluted loss per share for the quarter ended December 31, 2017 were ($0.05), while basic and diluted earnings per share for the year ended December 31, 2017 were $0.13. Southern National's results for the quarter and year ended December 31, 2017 were significantly impacted by the inclusion of $7.2 million in additional estimated income tax expense from the revaluation of its net deferred tax asset ("DTA") as a result of the reduction in the corporate income tax rate going forward under the recently enacted Tax Cuts and Jobs Act of 2017 ("Tax Act") (see Impact of New Corporate Income Tax Law below for further discussion). Also impacting Southern National's results for the quarter and year ended December 31, 2017 were tax-effected merger expenses of $253 thousand for the fourth quarter of 2017 and $6.7 million for the year ended December 31, 2017 related to the merger with Eastern Virginia Bankshares, Inc. ("EVBS"). Excluding the additional estimated income tax expense from the revaluation of its DTA and the tax-effected merger expenses, adjusted net income (Non-GAAP) was $6.3 million and $16.4 million for the quarter and year ended December 31, 2017, respectively.

The Board of Directors declared a dividend of $0.08 per share payable on February 23, 2018 to shareholders of record on February 12, 2018. This is Southern National's twenty-fifth consecutive quarterly dividend.

As previously reported, as of the close of business on June 23, 2017, Southern National completed its merger of EVBS with and into Southern National and the completion of the merger of EVBS's wholly-owned subsidiary, EVB, with and into Southern National's wholly-owned subsidiary, Sonabank. This combination has brought together two banking companies with complementary business lines and created one of the premier banking institutions headquartered in the Commonwealth of Virginia.

Impact of New Corporate Income Tax Law

As noted above, Southern National's results for the quarter and year ended December 31, 2017 were significantly impacted by the inclusion of $7.2 million in additional estimated income tax expense brought about from the revaluation of its DTA as a result of the reduction in the corporate income tax rate going forward under the recently enacted Tax Act. Due to the new law being enacted on December 22, 2017, this revaluation of the DTA was accounted for in the fourth quarter of 2017 through adjustments to Income Tax Expense on the Consolidated Statements of Operations. Southern National's DTA position is attributable primarily to the net operating losses acquired in the merger with EVBS and the timing difference created by the allowance for loan losses, which will be deductible at the lower U.S. corporate income tax rate beginning in 2018, as opposed to the higher rates in effect through December 31, 2017. Although directly affecting its current period results, Southern National expects that its earnings beginning in 2018 will benefit from the lower corporate income tax rate going forward which will result in a reduction of income tax expense.

Results for the fourth quarter include:

  Loans receivable, net of unearned income increased $27.0 million, or 1.3% compared to the third quarter of 2017;
  Strong operating performance during the fourth quarter of 2017 as evidenced by the 52.85% operating efficiency ratio. Southern National's earnings directly benefited from cost savings related to the merger with EVBS, including a reduction in the number of full time equivalent employees ("FTEs");
  Employee compensation and benefits declined $1.2 million, or 15.6% on a linked-quarter basis, from $7.7 million for the quarter ended September 30, 2017 to $6.5 million for the quarter ended December 31, 2017;
  Total noninterest expense declined $600 thousand, or 4.2% to $13.8 million for the quarter ended December 31, 2017, from the $14.4 million recorded for the quarter ended September 30, 2017;
  Provision for loan losses declined $3.5 million, or 66.2% when comparing the $1.8 million provision for loan losses in the fourth quarter of 2017 to the $5.3 million provision for loan losses recorded in the third quarter of 2017;
  The corporate income tax rate reduction associated with the recently enacted Tax Act caused a revaluation of Southern National's DTA and this estimate resulted in $7.2 million of additional income tax expense in the fourth quarter of 2017; and
  Income before income taxes totaled $9.7 million for the three months ended December 31, 2017, as compared to income before income taxes of $6.5 million for the three months ended September 30, 2017, which was an improvement of $3.2 million, or 50.0%.

Net Interest Income

Net interest income was $23.0 million in the quarter ended December 31, 2017 compared to $10.1 million during the same period last year and $23.9 million for the quarter ended September 30, 2017. Average loans during the fourth quarter of 2017 were $2.05 billion compared to $919.3 million during the same period last year and $2.04 billion for the quarter ended September 30, 2017. Southern National's net interest margin was 3.86% in the fourth quarter of 2017 compared to 3.87% during the fourth quarter of 2016 and 4.02% for the quarter ended September 30, 2017. The yield on average interest-earning assets decreased seven basis points to 4.69% during the fourth quarter of 2017 when comparing to the 4.76% yield on average interest-earning assets during the fourth quarter of 2016 and decreased seventeen basis points when compared to the 4.86% yield on average interest-earning assets during the third quarter of 2017. Cost of funds improved six basis points to 0.88% for the fourth quarter of 2017 when compared to the 0.94% cost of funds during the fourth quarter of 2016. Cost of funds during the quarter ended September 30, 2017 was 0.88%. The accretion of the discount on loans acquired in the acquisitions of EVBS, Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank ("PGFSB") contributed $2.0 million to net interest income during the three months ended December 31, 2017 compared to $481 thousand during the fourth quarter of 2016.

Net interest income was $67.9 million during the year ended December 31, 2017, compared to $40.3 million during the comparable period in the prior year. Average loans during the year ended December 31, 2017 were $1.53 billion compared to $889.6 million during the same period last year. Southern National's net interest margin was 3.87% during the year ended December 31, 2017 compared to 3.99% during the same period in 2016. The loan discount accretions on the four aforementioned acquisitions were $4.5 million for the year ended December 31, 2017 compared to $2.1 million in the same period last year.

Noninterest income

During the fourth quarter of 2017, Southern National had noninterest income of $2.3 million compared to $151 thousand during the fourth quarter of 2016. Income was recorded from the investment in Southern Trust Mortgage ("STM"), Southern National's mortgage affiliate, in the amount of $106 thousand compared to the $272 thousand loss during the same quarter last year. Account maintenance and deposit service fees, which totaled $1.5 million for the fourth quarter of 2017, increased $1.2 million as compared to the same quarter last year, primarily driven by the increased retail deposits acquired in the merger with EVBS. Income from bank-owned life insurance, which totaled $298 thousand for the fourth quarter of 2017, increased $123 thousand when compared to the fourth quarter of 2016, primarily driven by additional income earned from the increase in bank-owned life insurance policies acquired in the merger with EVBS. Other noninterest income, which totaled $462 thousand for the fourth quarter of 2017, increased $435 thousand as compared to the same quarter last year. This increase was primarily driven by $196 thousand and $137 thousand in recoveries of acquired loan and investment security balances from the EVBS acquisition, respectively. These loan and investment security balances were fully charged off by EVBS prior to its acquisition by Southern National.

Noninterest income increased to $5.4 million in the year ended December 31, 2017 from $2.8 million in the year ended December 31, 2016. The increase was primarily due to the $2.7 million increase in account maintenance and deposit service fees as discussed in the previous paragraph. Southern National also recognized increases of $255 thousand and $911 thousand on gains on sales of investment securities and in other noninterest income, respectively. Partially offsetting these increases was a $1.5 million decline in income from the investment in STM, which resulted in a loss of $345 thousand for the year ended December 31, 2017. The decline in income from the investment in STM is mainly attributable to the overall decrease in STM's revenue due to a lower volume of mortgage loan closings.

Noninterest Expense

Noninterest expenses were $13.8 million and $49.1 million during the fourth quarter and year ended December 31, 2017, respectively, compared to $5.8 million and $22.8 million during the same periods in 2016, respectively. Employee compensation and benefits expense totaled $6.5 million and $20.3 million for the fourth quarter and year ended December 31, 2017, respectively. Employee compensation and benefits expense decreased in the fourth quarter of 2017 as compared to the third quarter of 2017 as the last of the EVBS merger-related FTE reductions occurred. Occupancy expenses rose $693 thousand in the fourth quarter of 2017, to $1.5 million, when compared to the $778 thousand of occupancy expenses recorded during the fourth quarter of 2016, but declined $232 thousand when compared to the $1.7 million of occupancy expenses recorded in the third quarter of 2017. The increase from the fourth quarter of 2016 to the fourth quarter of 2017 is in line with the added occupancy expenses associated with the EVBS merger. Year to date, occupancy expense was $4.8 million. Expenses related to the merger with EVBS were $332 thousand and $9.4 million during the fourth quarter and the year ended December 31, 2017, respectively, compared to $429 thousand in merger expenses during the same periods last year. Going forward, Southern National anticipates only nominal merger expenses related to the merger with EVBS. Other expenses increased $2.9 million, from $1.3 million recorded in the fourth quarter of 2016 to $4.2 million recorded in the same period in 2017. The increase is in line with the anticipated added expenses associated with the EVBS merger.

Securities Portfolio

Investment securities, available for sale and held to maturity, totaled $259.6 million at December 31, 2017 up from $89.2 million at December 31, 2016. The merger with EVBS contributed $182.8 million in available for sale and held to maturity investment securities on June 23, 2017.

Securities in our investment portfolio as of December 31, 2017 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $11.5 million and residential government-sponsored collateralized mortgage obligations in the amount of $59.5 million;
  agency residential mortgage-backed securities in the amount of $30.9 million;
  corporate bonds in the amount of $2.0 million;
  commercial mortgage-backed securities in the amount of $27.9 million;
  SBA loan pool securities in the amount of $24.8 million;
  callable agency securities in the amount of $55.8 million;
  municipal bonds in the amount of $41.6 million with a taxable equivalent yield of 3.44% and ratings ranging from Baa1 to Aaa (Moody's) and BBB+ to AAA (Standard & Poor's); and
  trust preferred securities in the amount of $5.6 million, $3.0 million of which is Alesco VII A1B which is rated Aa2 (Moody's).

During the year ended December 31, 2017, we purchased $11.8 million of callable agency securities. Two callable agency securities in the amount of $5.3 million were called. Additionally, during the second quarter of 2017, as part of our restructuring of our investment securities portfolio, $3.2 million of odd-lot residential government-sponsored mortgage-backed securities and $1.3 million of odd-lot residential government-sponsored collateralized mortgage obligations were sold.

Loan Portfolio

Net loan growth in the fourth quarter of 2017 was $27.0 million, bringing total loans, net of deferred fees to $2.06 billion at December 31, 2017.

The composition of our loan portfolio consisted of the following at December 31, 2017 and 2016 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	December 31, 2017			December 31, 2016
Loans secured by real estate:
Commercial real estate - owner-occupied	$ -	$ 401,847	$ 401,847	$ -	$ 154,807	$ 154,807
Commercial real estate - non-owner-occupied	-	440,700	440,700	-	279,634	279,634
Secured by farmland	-	23,038	23,038	-	541	541
Construction and land loans	-	197,972	197,972	-	91,067	91,067
Residential 1-4 family	9,183	473,823	483,006	10,519	220,291	230,810
Multi- family residential	-	70,892	70,892	-	30,021	30,021
Home equity lines of credit	14,156	138,673	152,829	17,661	11,542	29,203
Total real estate loans	23,339	1,746,945	1,770,284	28,180	787,903	816,083

Commercial loans	-	253,258	253,258	-	115,365	115,365
Consumer loans	-	39,374	39,374	-	856	856
Gross loans	23,339	2,039,577	2,062,916	28,180	904,124	932,304

Less deferred fees on loans	-	(731)	(731)	-	(1,889)	(1,889)
Loans, net of deferred fees	$ 23,339	$ 2,038,846	$ 2,062,185	$ 28,180	$ 902,235	$ 930,415

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering single family loans expires in December 2019.

Loan Loss Provision/Asset Quality

Asset quality remains strong as of December 31, 2017. The loan loss provision for the quarter ended December 31, 2017 was $1.8 million compared to $850 thousand for the fourth quarter of 2016. For the year ended December 31, 2017, the loan loss provision was $8.6 million compared to $4.9 million for the same period last year. Charge offs, net of recoveries, for the quarter and year ended December 31, 2017 were $1.6 million and $7.8 million, respectively, compared to $709 thousand and $4.7 million, respectively, for the same periods in 2016.

Southern National's allowance for loan losses as a percentage of non-covered total loans at December 31, 2017 was 0.46%, compared to 0.95% at the end of 2016. The main factor driving the 49 basis point decline in the allowance for loan losses as a percentage of non-covered total loans during the year ended December 31, 2017 was the loans acquired from EVBS, totaling $1.04 billion at June 23, 2017, which were marked to fair value at the merger date. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Non-covered nonaccrual loans were $12.3 million (excluding $4.7 million of loans fully covered by SBA guarantees) at December 31, 2017 compared to $1.6 million (excluding $2.2 million of loans fully covered by SBA guarantees) at the end of last year. The unguaranteed portions of the nonperforming SBA loans have been charged off. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total non-covered assets decreased from 0.92% at the end of 2016 to 0.77% at December 31, 2017.

OREO as of December 31, 2017 was $7.6 million compared to $8.6 million as of the end of the previous year.

Deposits

Total deposits were $1.87 billion at December 31, 2017 compared to $913.0 million at December 31, 2016. The merger with EVBS contributed $1.15 billion in deposits on June 23, 2017. During the quarter ended December 31, 2017, noninterest-bearing demand deposits, money market accounts and certificates of deposit decreased by approximately $4.5 million, $9.3 million and $24.3 million, respectively.

Stockholders' Equity

Total stockholders' equity increased from $126.3 million at December 31, 2016 to $322.8 million at December 31, 2017 primarily as a result of the consideration paid in the merger with EVBS. Our estimated Tier 1 Risk Based Capital Ratios were 10.70% and 12.61% for Southern National and Sonabank, respectively, as of December 31, 2017.

As of December 31, 2017, Southern National had $2.61 billion in total assets, $1.87 billion in total deposits, and $2.06 billion in total loans. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At December 31, 2017, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Reconciliation of Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Southern National uses non-GAAP financial measures, adjusted net income and adjusted return on average assets and equity, to analyze its performance excluding merger related expenses and additional estimated income tax expense related to the DTA revaluation. See reconciliation table below.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2017	2016 (1)
Assets
Cash and cash equivalents	$ 25,463	$ 47,392
Investment securities-available for sale	160,673	3,918
Investment securities-held to maturity	98,912	85,300
Stock in Federal Reserve Bank and Federal Home Loan Bank	26,775	7,929
Loans receivable, net of unearned income	2,062,185	930,415
Allowance for loan losses	(9,397)	(8,610)
Net loans	2,052,788	921,805
Intangible assets	110,803	11,388
Bank premises and equipment, net	35,788	8,227
Bank-owned life insurance	50,790	23,826
Deferred tax assets, net	16,903	6,780
Other assets	35,357	25,878
Total assets	$ 2,614,252	$ 1,142,443

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$ 649,067	$ 124,779
Money market accounts	355,084	129,835
Savings accounts	161,947	52,755
Time deposits	699,058	605,613
Total deposits	1,865,156	912,982
Federal Home Loan Bank advances-short term	335,615	95,000
Subordinated notes	56,662	-
Other liabilities	34,047	8,117
Total liabilities	2,291,480	1,016,099
Stockholders' equity	322,772	126,344
Total liabilities and stockholders' equity	$ 2,614,252	$ 1,142,443

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016(1)
Interest and dividend income	$ 27,965	$ 12,364	$ 83,570	$ 48,947
Interest expense	4,995	2,309	15,653	8,633
Net interest income	22,970	10,055	67,917	40,314
Provision for loan losses	1,775	850	8,625	4,912
Net interest income after provision for loan losses	21,195	9,205	59,292	35,402
Account maintenance and deposit service fees	1,466	221	3,564	896
Income from bank-owned life insurance	298	175	929	700
Equity income (loss) from mortgage affiliate	106	(272)	(345)	1,109
Gain on sales of investment securities	-	-	255	-
Other	462	27	1,026	115
Noninterest income	2,332	151	5,429	2,820
Employee compensation and benefits	6,535	2,922	20,285	11,675
Occupancy expenses	1,471	778	4,809	3,155
Amortization of core deposit intangible	362	51	845	219
FDIC assessments	411	65	802	543
Amortization of FDIC indemnification asset	201	187	741	793
Net loss on other real estate owned	307	100	520	174
Merger expenses	332	429	9,426	429
Other expenses	4,217	1,294	11,721	5,827
Noninterest expense	13,836	5,826	49,149	22,815
Income before income taxes	9,691	3,530	15,572	15,407
Income tax expense	10,852	1,338	13,147	5,095
Net (loss) income	$ (1,161)	$ 2,192	$ 2,425	$ 10,312

(1) Derived from audited financial statements.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	2017	2016	2017	2016
Net income excluding merger expenses and
DTA revaluation adjustment (Non-GAAP)
Net (loss) income (GAAP)	$ (1,161)	$ 2,192	$ 2,425	$ 10,312
Merger expenses	332	429	9,426	429
Income tax effect of adjustment for merger expenses	(79)	(27)	(2,680)	(27)
Additional estimated income tax expense related to the DTA revaluation	7,210	-	7,210	-
Net income excluding merger expenses and DTA revaluation adjustment (Non-GAAP)	$ 6,302	$ 2,594	$ 16,381	$ 10,714

Return on average assets excluding merger expenses and
DTA revaluation adjustment (Non-GAAP)
Return on average assets	-0.18%	0.79%	0.13%	0.95%
Effect to adjust for merger expenses and additional estimated
income tax expense related to the DTA revaluation	1.14%	0.14%	0.72%	0.04%
Return on average assets excluding merger expenses and
DTA revaluation adjustment (Non-GAAP)	0.96%	0.93%	0.85%	0.99%

Return on average equity excluding merger expenses and
DTA revaluation adjustment (Non-GAAP)
Return on average equity	-1.40%	6.92%	1.02%	8.37%
Effect to adjust for merger expenses and additional estimated
income tax expense related to the DTA revaluation	8.97%	1.27%	5.86%	0.33%
Return on average equity excluding merger expenses and
DTA revaluation adjustment (Non-GAAP)	7.57%	8.19%	6.88%	8.70%

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Per Share Data:
(Loss) earnings per share - Basic	$ (0.05)	$ 0.18	$ 0.13	$ 0.84
(Loss) earnings per share - Diluted	$ (0.05)	$ 0.18	$ 0.13	$ 0.83
Book value per share			$ 13.48	$ 10.30
Tangible book value per share			$ 8.86	$ 9.37
Weighted average shares outstanding - Basic	23,923,410	12,258,270	18,390,810	12,251,804
Weighted average shares outstanding - Diluted	24,228,054	12,507,550	18,685,427	12,426,783
Shares outstanding at end of period			23,936,453	12,263,643

Selected Performance Ratios (1):
Return on average assets	-0.18%	0.79%	0.13%	0.95%
Return on average equity	-1.40%	6.92%	1.02%	8.37%
Yield on earning assets	4.69%	4.76%	4.76%	4.84%
Cost of funds	0.88%	0.94%	0.94%	0.91%
Net interest margin	3.86%	3.87%	3.87%	3.99%
Operating efficiency ratio (2)	52.85%	51.91%	54.20%	51.50%
Net charge-offs to average loans	0.08%	0.08%	0.51%	0.53%

	As of
	December 31,	December 31,
	2017	2016

Stockholders' equity to total assets	12.35%	11.06%
Tier 1 risk-based capital ratio (estimated for December 31, 2017)	10.70%	12.69%
Intangible assets:
Goodwill	$ 100,749	$ 10,514
Core deposit intangible	10,054	874
Total	$ 110,803	$ 11,388

Non-covered loans and other real estate owned (3):
Nonaccrual loans (4)	$ 16,963	$ 3,795
Loans past due 90 days and accruing interest	-	-
Other real estate owned	7,577	8,617
Total nonperforming assets	$ 24,540	$ 12,412
Allowance for loan losses to total non-covered loans	0.46%	0.95%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.77%	0.92%

(1) Selected performance ratios are annualized (three month periods only) except the operating efficiency ratio and net charge-offs to average loans.
(2) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(3) Applies only to non-covered Sonabank loans and other real estate owned.
(4) Nonaccrual loans include SBA guaranteed amounts totaling $4.7 million and $2.2 million at December 31, 2017 and 2016, respectively.

Contacts:	Address:
Joe A. Shearin, President and CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com